LICENSE AND EXCLUSIVE DISTRIBUTION AGREEMENT


           This  Agreement,  dated  effective  as  of  December  31,  1996  (the

"Effective   Date"),  is  by  and  between  EMERSON  RADIO  CORP.,  a   Delaware

corporation,  having  a  place of business at Nine Entin Road,  Parsippany,  New

Jersey  07054  and CARGIL INTERNATIONAL CORP., a Florida corporation,  having  a place of business at 6812 N.W. 77th Court, Miami, Florida 33166.

           Licensor  (as hereinafter defined), directly and through  affiliates,

distributes  a variety of consumer electronics products and microwave  ovens  in numerous  countries  throughout the world. Licensor  is  the  owner  of  certain valuable and well-known trademarks, and the goodwill associated therewith;

           Licensee  (as  hereinafter defined) desires to obtain  a  license  of

certain   of   Licensor's  trademarks  in  connection  with  the  manufacturing,

marketing,  sale and exclusive distribution of certain consumer electronics  and other  products as specifically set forth on Exhibit A annexed hereto,  together with  replacement parts which may bear the trademarks (collectively referred  to herein as the "Goods");

           Licensee  desires  to sell the Goods bearing the  trademarks  in  the geographic  regions  set forth in Exhibit B ("Territory")  and  use  certain  of

Licensor's trademarks in conjunction therewith;

           Licensor is agreeable to license the use of certain of its trademarks with respect to the manufacturing, marketing, exclusive distribution and sale of the  Goods by Licensee in the Territory, subject to the terms and conditions  of this Agreement.

           In  consideration of the foregoing premises and the mutual agreements contained herein, the following is agreed to:

1.   DEFINITIONS

      1.1   "Affiliate"  means  a person or entity who directly,  or  indirectly through  one  or more intermediaries, controls or is controlled by or  is  under common control with a specified person or entity.

      1.2   "Confidential  Information" means any  and  all  information,  data,

specifications,  customer lists, products and services  information,  sales  and marketing  information, vendor data, and information regarding either  Licensor,

Licensee  or  their  respective  Affiliates  (collectively,  the  "Information")

except:

                     (a)  Information which at the time of disclosure is in  the public domain;

                     (b)   Information which, after disclosure, through no fault

                     of  the  party receiving same, is published or otherwise

                     becomes part of the public domain;

                     (c)  Information which the receiving party can document  as having been in its possession prior to the time of

                     disclosure  to it by the other party;

                     (d)  Information which the receiving party can document  as having  been  received by it on a non-confidential basis

                     from  a third party; or

                     (e)   Data,  specifications, customer lists,  products  and

                     services  information and vendor data which the  receiving party created  on its own or through independent third

                     parties  without use of the Information.

      1.3   "Contract Year" means, (i) as to the first Contract Year, the period commencing on the Effective Date of this Agreement and ending on March 31, 1998;

and (ii) each immediately subsequent full year during the term of this Agreement commencing April 1, 1998.

      1.4  "Contract Quarter" means each calendar quarter or part thereof within each of the Contract Years.

      1.5   "Goods" means those first quality new "A" stock consumer electronics and  other  goods as specifically set forth on Exhibit A annexed  hereto,  which

Exhibit  may  be  amended  from  time to time by  mutual  agreement  to  reflect additions to or the obsolescence of one or more of the Goods.

      1.6   "Sale"  means  sale,  lease, rental,  transfer,  exchange  or  other disposition  of the Goods by Licensee.  A Sale will be deemed to  have  occurred when the Goods are shipped or are invoiced, whichever occurs first.

     1.7  "Trademarks" means the Emerson and G-Clef design in the form set forth on Exhibit C and all future form(s) of same adopted by Licensor.

     1.8  "Licensor" means Emerson Radio Corp.

     1.9  "Licensee" means Cargil International Corp.

2.   GRANT

      2.1   (a)  Subject to the terms and conditions of this Agreement, Licensor hereby  grants to Licensee an exclusive (to the extent contemplated  by  Section

8.1)  non-transferable  license to utilize the Trademarks  solely  upon  and  in connection with the manufacturing, sale, marketing and distribution of the Goods in the Territory.

           (b)   In  the  event  Licensor is desirous of  introducing  into  the

Territory  a  new category of products not previously offered to Licensee  under the  terms  of  this  Agreement ("New Product(s)"), Licensor  hereby  grants  to

Licensee  a  right  of  first  refusal with respect to  the  manufacture,  sale,

marketing  and  distribution of such New Product(s) in the Territory.   In  such

event,  Licensor shall furnish Licensee with a description of the New Product(s)

and  related specifications. Licensee shall have 30 days after receipt  of  such notice  to  advise Licensor in writing whether it is interested in acquiring  an exclusive license for such New Product(s) for the Territory, which shall  be  in accordance  with  the  terms  of this Agreement, pursuant  to  such  notice;  if

Licensee  is interested in acquiring such a license, it shall include  with  the written  notice  of  its  interest a.) reasonable and  realistic  monthly  sales projections for the 12 month period beginning with product availability;  b.)  a market  study; and c.) detailed assumptions supporting the projections,  all  of which  must  be in a form acceptable to Licensor. In the event Licensor  accepts the market study, related sales projections and the assumptions underlying same,

Licensor  shall  provide  Licensee  with  written  confirmation  that  the   New

Product(s)  is added to the list of Products set forth on Exhibit A and  subject to  the terms of this Agreement.  Should Licensee (i) refuse such offer or  (ii)

fail  to exercise its rights hereunder by providing Licensor with written notice and  an  acceptable  market  study, sales projection or  underlying  assumptions within  the  prescribed time period, then, in any such event, Licensee's  rights hereunder  with respect to such New Product(s) shall be waived and Licensor,  in its  sole  discretion, shall be free to sell or grant distribution or  trademark license rights with respect to such New Product(s) within the Territory.

      2.2  Licensee shall not use the Trademarks, or purport to give consent  to the  use of the Trademarks, in any manner or on any product,  items or services,

except as specifically set forth in this Agreement.

      2.3   Licensee  agrees  that the Goods bearing the Trademarks  shall  not,

directly  or  indirectly,  be  distributed, sold, or  otherwise  transferred  or disposed of outside of the Territory by the Licensee.  Licensee shall inform its customers  and  distributors  that the Goods  cannot  be  distributed,  sold  or otherwise disposed of outside of the Territory.  Licensee agrees that  it  shall not  sell the Goods to any customer or distributor that may distribute, sell  or otherwise  dispose  of the Goods outside of the Territory.  Notwithstanding  the above  and Licensor's right to terminate this Agreement as set forth in  Section

10.2 in the event Goods are sold or otherwise disposed outside of the Territory,

Royalties  (as  hereafter defined) shall be due on any and  all  such  sales  of

Goods.

3.   TERM

      Subject  to  the  earlier expiration or termination of this  Agreement  as provided in Section 10 or otherwise herein, this Agreement shall be effective as of  the Effective Date and expire as of the close of business on March 31,  2002

(the "Initial Term"), but shall be automatically renewed for successive five

(5)-year periods provided (i) Licensee has paid to Licensor all Royalties (as hereinafter  defined) payable for each Contract Year as set forth  herein  in  a timely manner and in accordance with the payment schedule, and (ii) Licensee has satisfied and/or complied with all of its obligations hereunder. Each successive five-year period shall hereinafter be referred to as a "Renewal Term."  "Initial

Term" and "Renewal Term" shall collectively be referred to as the "Term."

4.   GOODS

      4.1  Licensee shall maintain and comply with the quality standards for the

Goods  as  set  forth  in Exhibit D hereto.  However, it is  understood  by  the parties that Licensor shall be performing quality control services for the Goods it  sources as set forth in the Supply and Inspection Agreement executed by  the parties simultaneously with this Agreement and that as to such Goods sourced and inspected  by  Licensor, the quality standard of such Goods shall be  acceptable under this Agreement.

      4.2   To  assure Licensor that the provisions of this Agreement are  being observed, Licensee shall allow Licensor either itself or, if Licensor elects  in its  sole discretion, by a third party, to take any and all action necessary for

the  purpose of inspecting or otherwise ensuring the quality of the Goods.   [It

is  understood by the parties that Licensor shall be performing quality  control services  for  the  Goods it sources as set forth in the Supply  and  Inspection

Agreement executed by the parties simultaneously with this Agreement and that as to  such  Goods sourced and inspected by Licensor, the quality standard of  such

Goods  shall be acceptable under this Agreement.] If said quality standards  are not being maintained at any time during the Term or the Termination Period, then upon  written  notice from Licensor, Licensee shall immediately discontinue  the sale and distribution of the Goods that do not meet said quality standards.  Any

Goods  which  are  defective or dangerous and fall below the  quality  standards shall immediately be removed from sale and if already sold, recalled. Goods,  in inventory  or elsewhere, not meeting quality standards shall not be  distributed

or  sold.   Licensee  shall take the above actions at  its  own  expense.  Since monetary  damages would not be sufficient to remedy a breach of  this  covenant,

Licensor  shall be entitled to an immediate temporary restraining  order  and/or preliminary  injunction,  without bond or security,  to  prevent  Licensee  from violating the terms hereof.  Licensee shall promptly reimburse Licensor for  the costs of such legal action, including costs and attorneys' fees.

      4.3   Licensee  shall ensure that the manner of sale, distribution  and/or exploitation by Licensee shall in no manner reflect adversely upon the good name or value of Licensor or any of the Trademarks.

      4.4   Licensee  shall  comply  with all applicable  laws  and  regulations relating  to the manufacture, use, sale and distribution of the Goods throughout the  Territory  (and, if applicable, where the Goods are manufactured),  whether foreign, federal, state or local, including but not limited to those of the FCC,

Underwriters Laboratory and CSA, as required.  Such requirements shall  include,

but  not  be  limited to, obtaining all necessary regulatory and/or governmental approvals,  as  well  as  any registrations, permits or  licenses  that  may  be required.  Upon request, Licensee shall provide Licensor with copies of all such approvals, registrations, permits or licenses.  In any license, registration  or request  for government or regulatory approval, Licensor shall be identified  as the owner of the Trademarks.

      4.5   Licensee shall, promptly after its initial commercial production  of the  Goods (or earlier, if available, but in no event later than sixty (60) days prior to Licensee's first sale of any of the Goods) deliver to Licensor (without cost  to Licensor) at its facilities in Parsippany, New Jersey, U.S.A., or  such other location designated by Licensor, or to Licensor's facilities in Hong  Kong following  written approval by Licensor permitting Licensee to  submit  same  to such  facilities,  3 representative samples of each of the Goods  or  particular

Goods  bearing  the  Trademarks as well as the related  packaging,  advertising,

labels,  promotional or any other printed material used in conjunction with  the sale of the Goods.  Licensor, at its sole discretion, may disapprove of the  use of  any  of  the Goods, the quality of which is not consistent with the  quality standards set forth in this Section 4 or Goods which fail to comply with  proper usage  of the Trademarks as defined herein.  Licensor's approval shall be deemed given  if  Licensor  does not notify Licensee of Licensor's disapproval  of  any

Goods within 15 days after receipt of same.

      4.6   All of the Goods, and all advertising, promotion, packaging  or  any written  material  distributed  by or through Licensee  will,  unless  otherwise specifically agreed to in writing by Licensor, bear the following legend:

     "EMERSON AND THE G-CLEF LOGO ARE REGISTERED TRADEMARKS OF EMERSON RADIO CORP., PARSIPPANY, NEW JERSEY, U.S.A."

      4.7   In  all cases where Licensee desires artwork involving Goods  to  be prepared, the cost of such artwork and the time for the production thereof shall be  borne by Licensee.  All artwork and designs involving the Trademarks, or any reproduction thereof, shall be and remain the property of Licensor.

5.   ROYALTIES TO LICENSOR

     5.1   [redacted]

     5.2  (a) Licensee shall also pay to Licensor as royalties ("Royalties")  a sum equal to the royalty rate for the particular category of Goods on Exhibit  E hereto  multiplied by the "Gross Sales Value" of the Goods sold by Licensee  for each particular category of Goods.  The term "Gross Sales Value" shall mean  the gross  invoice  price of the applicable Goods, as translated into  U.S.  Dollars using an average monthly exchange rate based upon the exchange rate as listed in the  Wall  Street  Journal. Licensee shall be required to  pay  certain  minimum royalties for each Contract Year as set forth on Exhibit F. Such Royalties shall be  non-refundable  and  paid  in accordance with the  minimum  royalty  payment schedule  set  forth on Exhibit G.  If the Royalties paid to  Licensor  for  any payment period do not equal or exceed the minimum Royalty for the period as  set forth  on  Exhibit G, Licensee shall pay to Licensor as Royalties the difference between  the Royalties actually paid for the period and the minimum Royalty  for the  period, upon delivery of the quarterly report delivered pursuant to Section

5.5 for the Contract Quarter of the Contract Year.  If Licensee does not pay any particular minimum Royalty when due, Licensor shall have the right to  terminate this Agreement pursuant to Section 10.2.

           (b)   All  costs  and  expenses incurred in  the  manufacture,  sale,

distribution  or exploitation of the Goods, or otherwise incurred  by  Licensee,

and  all taxes, duties, levies and assessments, including sales, value added and use  taxes,  pertaining to the sale of  the Goods, except for taxes on  the  net income realized by Licensor under this Agreement, shall be paid by Licensee.  No such costs, expenses or taxes shall be deducted from, or diminish in any way, or result in the reduction of, any Royalties payable to Licensor. Licensee shall be responsible  for  completing in a timely manner all documentation  necessary  to

(i)  permit  Licensor to refrain from collecting taxes or assessments  it  would otherwise be obligated to collect in the Territory or (ii) to assist Licensor in deriving duty drawbacks. Licensee shall pay any such taxes and file any reports,

forms  or tax returns required under the income or value added tax laws  of  the jurisdictions  or  countries within the Territory in a timely  manner.  Licensee shall  provide Licensor with copies of all duly executed reports, forms  or  tax returns,  and  proof  of payment of any such taxes, within 45  days  after  such reports, forms or tax returns are due.

      5.3   If  any  sale  of  products is made at a special  price  to  any  of

Licensee's  subsidiaries or to any other person, firm or corporation  affiliated in  any  manner  with Licensee or its officers, directors or major stockholders,

there  shall  be  a  royalty paid on such sales based upon the  price  generally charged the trade by Licensee, provided that no further royalties shall be  paid on the re-sale of such products.

      5.4  Royalties are payable for each Contract Quarter, and shall be due  on the  30th day of the month following the end of each Contract Quarter during the

Term  of  this  Agreement.  Payment of Royalties shall accompany  the  quarterly

statements  required to be delivered by Section 5.5 below.   The  acceptance  by

Licensor of any of the statements furnished pursuant to this Agreement or of any

Royalties  paid  hereunder  shall not preclude  Licensor  from  questioning  the accuracy  thereof at any time during the Term or within one (1) year  after  the termination of this Agreement; provided that Licensor must question the accuracy of  a  statement within two (2) years after the date of receipt or its right  to challenge same shall thereafter be waived.

      5.5   Within fifteen (15) days after the end of each month, Licensee shall furnish to Licensor a Monthly Royalty Statement in the form attached as Schedule

5.5,  certified  to  be accurate by Licensee, providing all of  the  information required by such Schedule.  Within thirty (30) days after each Contract Quarter,

Licensee shall furnish to Licensor complete and accurate statements in the  form attached  as Schedule 5.5, certified to be accurate by Licensee, describing  the

Goods distributed and/or sold by Licensee during the preceding Contract Quarter.

All  of  the foregoing statements shall be furnished to Licensor whether or  not any  of  the  Goods  have  been sold during the month  or  Contract  Quarter  in

question.   On  an  annual basis, within 90 days after the close  of  Licensee's

fiscal   year,   Licensee  will  provide  Licensor  with  Licensee's   financial

statements,  audited  by  the  regularly retained independent  certified  public accountants  of  Licensee, and prepared in accordance  with  generally  accepted accounting  principles, consistently applied. Within 90 days after  the  end  of each  Contract  Year,  Licensee  shall furnish to  Licensor  an  Annual  Royalty

Statement  in  the form annexed as Schedule 5.5, certified to be accurate  by  a national independent Certified Public Accounting firm.

      5.6   Licensee shall keep, maintain and preserve accurate books of account and  records  including  without  limitations those  covering  all  transactions relating  to  the  license hereby granted, and Licensor and its duly  authorized representatives  shall have the unqualified right during each Contract  Year  to conduct  two  (2)  examinations  of  all  books  and  records  of  Licensee;  an examination shall be permitted to take place at all reasonable hours of the day,

to  examine, copy and extract said books of account and records and of all other documents and materials in the possession or under the control of Licensee  with respect to the subject matter and terms of this Agreement.  The books of account and  records  for Licensee's then current and prior fiscal year  shall  be  kept available  for inspection by Licensor, and the books of account and records  for all prior fiscal years shall be available, following 30 days written notice from

Licensor,  for  six years after the annual audit of such books and  records.  If

Licensor's duly authorized representatives shall discover a discrepancy of 5% or more pursuant to any such examination, in addition to payment of the discrepancy as  set  forth in Section 5.7, Licensee shall pay to Licensor the cost  of  such examination or audit upon presentation of documentation appropriate to  evidence such discrepancy.

     5.7  Royalties found to be due as a result of Licensor's examination of (a)

any  statement provided pursuant to Paragraph 5.6 above or (b) Licensee's  books of  accounts and records, shall be paid immediately in good funds.  Any and  all late  payments  of  Royalties  shall  bear  interest,  commencing  on  the  date originally  due and payable pursuant to the terms hereof, at an annual  interest rate  equal  to the prime rate as listed in the Wall Street Journal, plus  three percent (3%).

6.  LIMITATION OF USE AND AUTHORITY

      6.1   This Agreement does not grant Licensee any right of ownership, title or interest in the Trademarks, nor does this Agreement authorize Licensee to use the  Trademarks except for the purpose of manufacturing, marketing, selling  and distributing  in accordance with this Agreement the Goods in the  Territory  and for  advertising and promotional purposes as described herein.  The  Trademarks,

all rights therein and the goodwill pertaining thereto, whether developed by the

Licensor  or  the Licensee, shall inure to the benefit of and be  the  exclusive property  of  Licensor.  Licensee shall not register or attempt to register  the

Trademarks  in  its  own  name or the name of any third party.   If  applicable,

Licensee  shall  assign  to Licensor all the Trademarks  and  incidental  rights created  by their use, together with the goodwill relating to that part  of  the business  in  connection  with which the Trademarks  are  used.  Licensee  shall execute  and deliver to Licensor such documents as Licensor requires to register

Licensee  as  a  registered or permitted user thereof, in  accordance  with  any applicable  laws, rules, requirements or regulations of any of the jurisdictions in the Territory.

     6.2  Neither Licensee nor any of its Affiliates will directly or indirectly sell, manufacture or distribute any goods whatsoever under a mark similar to the

Trademark. Licensee will not register or attempt to register in its name or that of  any  other  person or entity affiliated with it any name or mark,  corporate name  or  any  designation of any kind, in any language, which is the  same  as,

similar  to  or  a  derivative of, or otherwise utilizing  any  portion  of  the trademarks  or  trade  names  of Licensor or any  of  its  Affiliates.  Licensee acknowledges that it does not have and has not acquired any rights in or to  the

Trademark,  product  names,  likenesses or any  derivations  of  the  foregoing.

Licensee shall not incorporate or form any corporation or use any name which  is the  same  as,  or  which  is likely to cause confusion  or  mistake  with,  any corporate  name  of  Licensor or of any of its Affiliates or  subsidiaries.  The

Trademark shall be displayed by Licensee, without alteration, on all Goods  sold by Licensee and all use of such Trademark shall inure directly to the benefit of

Licensor. Licensee shall not re-label any of the Goods. Any copyright which  may be  created  in  any article, design, label or the like, bearing  any  Trademark shall  be  subject  to the prior approval before use, and  be  the  property  of

Licensor.  Licensee shall not use any trademark, brand or trade dress  which  is the  same  as,  or  which  is  likely to cause confusion  or  mistake  with  any trademark, brand or trade dress of Licensor.

      6.3  Licensee shall provide Licensor with the date of the first use of the

Trademarks  on  the Goods in commerce in each jurisdiction of the Territory  and provide Licensor with all necessary documents or information which Licensor  may request  for  the  purpose  of  perfecting Licensor's  title  to  any  Trademark registrations.

7.   TRADEMARK INFRINGEMENT; INDEPENDENT CONTRACTOR

      7.1   Licensee will notify Licensor promptly of any of the following  that may come to Licensee's knowledge:

                    (a)  Any alleged infringement by Licensor or Licensee of the rights  of  any third parties arising out of the activities undertaken in connection with this Agreement;

                     (b)   Any alleged infringement of any of the Trademarks  of

          Licensor; or

                     (c)   Any other factors or events which reasonably  may  be

          expected  to  have a material adverse effect on the promotion  of  the

          Goods  under  any  of  the  Trademarks or  on  Licensor's  rights  and interests in any of the Trademarks.

      7.2  Except with respect to Licensor's warranty that it has good title  to the  Trademarks  as  set forth in Paragraph 14(b), if any third  party  files  a lawsuit,  claim or any other type of proceeding against Licensee  claiming  that the  use  by  Licensee  of the Trademarks infringes upon  a  valid  intellectual property right belonging to such third party, Licensee shall defend such actions at  its  own expense and hold Licensor harmless against the valid claims of  any such  third party.  Licensor may choose to settle such lawsuit, claim  or  other proceeding  and Licensee shall cooperate to effect any such settlement  provided that  such  settlement does not materially affect Licensee's  rights  hereunder.

Should  any  of  the  Goods covered by this Agreement become  or  in  Licensor's opinion  be likely to become the subject of such a claim, Licensor may,  at  its option, either procure for Licensee the right to continue selling or using  such product,  or  replace  or modify the product so that it becomes  non-infringing.

Notwithstanding  the  foregoing, Licensor shall  have  no  right  to  admit  any liability  on  behalf of Licensee or to create any kind of duty,  obligation  or promise  concerning the future sale of the product on behalf of Licensee without

Licensee's  prior written consent, which shall not be unreasonably  withheld  or

delayed.   However,  to  the  extent that any  settlement,  judgment  or  decree prohibits  or  restricts Licensor's right to sell the goods covered  hereby,  it shall  be released and discharged from any duty to Licensee to supply the  same.

Notwithstanding  the  foregoing, Licensee shall be  responsible  for  costs  and expenses  associated with any such lawsuit, claim or proceeding.  Licensor  will promptly  notify Licensee of, and provide details concerning, any condition,  of which  it learns or becomes aware, affecting use of the Trademarks on the  Goods

in   the   Territory,   including  any  regulation,  ordinance,   law,   treaty,

international agreement or other governmental act or edict.

     7.3  If, in the opinion of Licensor, it becomes desirable to enforce any of the Trademarks against a third party, Licensor may use reasonable efforts to  do

so.   If Licensor fails to enforce such Trademarks, Licensee may bring an action against  such third party in its own name or in the name of Licensor.  Any  such action or other proceedings shall be at Licensee's sole expense and any monetary relief  or  monetary  award obtained as a result thereof  shall  be  apportioned

between  the  parties  to  the  extent of their  respective  losses.   Licensor,

however,  shall at any time have the right to take over the prosecution  of  any such  action  and,  in such event, any monetary relief or monetary  award  shall inure  to  the  benefit of Licensor.  If Licensor takes over the prosecution  of such  action  initiated  by  Licensee, Licensor  shall  reimburse  Licensee  for reasonable expenses incurred by Licensee in prosecution of such action.

      7.4   Licensee  shall  furnish all reasonable  assistance,  at  Licensor's request  or direction, to enable Licensor to assert and prosecute any claims  or defend  against  any  action  arising  in connection  with  or  related  to  the

Trademarks  and  the matters described in Sections 7.1 through 7.3  above.  Such assistance  shall include, but  not be limited to:  monitoring and reporting  to

Licensor  any improper or unauthorized use of the Trademarks, signing documents,

giving  testimony, joining such action and asserting claims with respect to  the licensed Trademarks against third parties.

      7.5   Licensee shall not use the name or credit of Licensor in any  manner whatsoever,  nor  incur  any  obligation  in  Licensor's  name.  Nothing  herein contained  shall  be  construed to constitute the parties joint  venturers,  nor shall  any similar relationship be deemed to exist between them.  Nothing herein contained shall be construed as constituting Licensee as Licensor's agent or  as authorizing Licensee to incur financial or other obligations in Licensor's  name without  Licensor's  specific authorization in writing. Under  no  circumstances shall any power be granted, or be deemed to be granted to Licensee, be deemed to be a power coupled with an interest.  The rights and powers retained by Licensor to supervise or otherwise intervene in Licensee's activities, all as hereinabove provided,  are  retained  because  of  the necessity  of  protecting  Licensor's

copyrights,   trademarks,  properties  and  property   rights   generally,   and

specifically  to  conserve the goodwill and good name of  Licensor  and  of  the

Trademarks.

8.   EXCLUSIVITY

      8.1   Subject to Cargil's right of first refusal set forth in Section 2.1,

nothing  in this Agreement shall be construed to prevent Licensor from using  or granting any other licenses for the use of the Trademarks or from utilizing  the

Trademarks  in  any manner whatsoever, except that Licensor shall  not  use  nor grant  any  other license of the Trademarks effective during the  Term  of  this

Agreement  within the Territory in connection with the sale of the Goods  listed in Exhibit A prior to any breach of this Agreement by Licensee or termination of this Agreement, excluding the Termination Period, as hereinafter defined.

      8.2   Licensor  agrees  that  it shall not knowingly  sell  Goods  to  any customers  if  it has actual knowledge that such customers intend to  ship  such

Goods into the Territory, and it will take  reasonable steps to ensure that  its distributors  do  not breach this covenant, in each such case  so  long  as  the actions  of  the Licensor are in compliance with applicable laws,  treaties  and international  agreements  relating to free trade and  commerce  among  nations.

However,  Licensee  acknowledges  that  it  is  aware  that  one  of  Licensor's customers,  Wal-Mart Stores, Inc., maintains facilities in various countries  in the  Territory  to which various product sold to Wal-Mart Stores,  Inc.  may  be transferred  from time to time. Licensee agrees that these sales  shall  not  be considered a breach of this Agreement.

9.   GOODWILL

      Licensee  recognizes the great value of the goodwill associated  with  the

Trademarks and that the Trademarks have a secondary meaning in the mind  of  the

public.   Licensee further recognizes, acknowledges and agrees that a breach  by

Licensee  of  any  of its covenants, agreements or undertakings  hereunder  will cause  Licensor irreparable damage, which cannot be readily remedied in  damages in an action at law, and may, in addition thereto, constitute an infringement of

Licensor's  copyrights  or trademarks, and agrees that, as  a  result,  Licensor shall be entitled to equitable remedies, costs and attorneys' fees.

10.  TERMINATION

      10.1   This Agreement shall immediately terminate by its own force without notice  from  Licensor upon the occurrence of any one or more of  the  following

events:   (i)  an  assignment by Licensee for the benefit of creditors;  (ii)  a public admission by Licensee of its insolvency; (iii) dissolution of Licensee or loss of its charter by forfeiture or otherwise; (iv) adjudication of Licensee as bankrupt or insolvent; (v) appointment of a trustee, liquidator or receiver  for the Licensee or a material or substantial portion of its assets, subsidiaries or property; (vi) exercise by any court or governmental agency of jurisdiction over the  property or business of the Licensee or any substantial part thereof; (vii)

the  commencement  of  any  proceedings  for  the  reorganization,  dissolution,

liquidation  or winding up of the Licensee not dismissed within 60 days;  (viii)

the  filing  by  Licensee  of  a  voluntary petition  in  bankruptcy  under  any bankruptcy or insolvency law or any law providing for Licensee's reorganization,

dissolution,  liquidation  or winding up, or (ix) consent  by  Licensee  to  the appointment  of  a  receiver or trustee of itself or  of  its  property  or  any substantial part thereof.

      10.2  If Licensee: (i) without prior written consent of Licensor sells, or permits or has reason to believe a party to whom it sells Goods shall sell,  any

Goods  outside  the Territory bearing the Trademarks; (ii) has intentionally  or negligently rendered or renders an incorrect, material representation or  report in  connection  with  the  rights granted to Licensee hereunder;  (iii)  commits intentional or negligent material damage or omits or fails to take steps  within its  power  to  prevent such damage to Licensor's business,  reputation,  vendor relationships, customers or client base, distribution channels or assets or  the value  of  any  of  Licensor's tradenames, trademarks, service  marks,  symbols,

signs,  or  other distinctive marks, or the goodwill associated therewith;  (iv)

fails to provide insurance substantially in accordance with the terms of Section

17;  (v)  fails  to  pay any Royalties set forth in Section  5  when  due;  (vi)

registers or attempts to register in its own name or the name of a third party a

Trademark  or  any other trademark owned by the Licensor or similar  to  such  a trademark,  or any name or mark, corporate name or any designation of  any  kind which is the same as, similar to or a derivative of, or otherwise utilizing  any portion  of  the Trademark or trade names of Licensor or any of its  Affiliates;

(vii)  assigns  or  transfers this Agreement, including  by  operation  of  law,

without  the prior written consent of Licensor; or (viii) breaches  any  of  its obligations hereunder, then, in addition to the rights available under law or in equity,  Licensor  may notify Licensee in writing that Licensee  is  in  default under  the  terms of the Agreement.  If such default is not remedied  within  15 days  after  the  delivery  of such notice, Licensor shall  have  the  right  to terminate this Agreement effective upon delivery to Licensee of notice that  the

Agreement  is  terminated. However, if Licensee disputes such default  following receipt  of  notice of termination by Licensor, Licensee shall provide  Licensor with  immediate written notice that Licensee intends to arbitrate  such  dispute

within  thirty  (30)  days.   Following  such  notice,  the  dispute  shall   be

immediately submitted for arbitration to be held within such thirty  days  to  a panel  of arbitrators before the American Arbitration Association to be held  in

New  Jersey. Each party shall be entitled to select one arbitrator each and both parties  shall  mutually agree upon the third arbitrator. The decision  of  such arbitrators shall be binding on both parties as to Licensee's default.  In  this instance,  each party shall be liable for its own costs of such arbitration.  In the  event  that it is determined by the arbitrators that Licensee has defaulted under  this Agreement, Licensor shall have the right to terminate this Agreement upon immediate written notice to Licensor.

      10.3  Upon termination of this Agreement, Licensor shall have the right to retain all monies paid hereunder to date, to receive all monies to which  it  is

entitled   and to avail itself of any legal or other remedy or relief  available to  it including, but not limited to, equitable relief to enjoin the use of  the

Trademarks  and  the manufacture, sale and distribution of Goods  utilizing  the

Trademarks. Licensee shall be responsible for all costs of such enforcement. All remedies  available  to  Licensor hereunder are  cumulative,  and  Licensor  may

exercise  any one or more remedies or rights available to it cumulatively.   The

termination  of  this Agreement shall be without prejudice  to  the  rights  and remedies  of  either  party with respect to any obligation  incurred  or  breach committed prior to such termination, including the right to recover for  damages caused by the other party's breach.

      10.4   Upon termination of this Agreement, Licensee shall promptly deliver to  Licensor any and all property of the Licensor in the possession, custody  or control  of  Licensee,  including all promotional  material,  original  artwork,

product  manuals and any other material bearing the Trademarks in the possession of Licensee, subject to the provisions of Section 10.6.

      10.5   Within  ten  (10)  days of the termination  of  this  Agreement,  a statement  showing  the number and description of Goods on hand  or  in  process shall  be  delivered by Licensee to Licensor. Licensor shall have the  right  to take a physical inventory to ascertain or verify such statement, and refusal  by

Licensee  to  submit  to  such  physical inventory  to  Licensor  shall  forfeit

Licensee's  right  to  dispose of such inventory as  provided  in  Section  10.6 hereof.

      10.6   In  the  event of termination by Licensor by reason  of  any  cause contained  in  Section 10.1 or 10.2 or as set forth on Exhibit F, Licensee,  its receivers,  representatives,  trustees, agents,  administrators  and  successors shall  have no further right to sell, exploit or in any way deal in or with  any advertising  matter,  packing material, boxes, cartons  or  other  documentation relating thereto bearing the Trademarks, without the express written consent  of

Licensor;  provided,  however,  Licensee  shall  be  entitled  (subject  to  the obligation  to  timely  pay  all  Royalties, including  the  Guaranteed  Minimum

Royalties as set forth on Exhibit F) to dispose of Goods on hand or on order  at

the  date  of termination bearing the Trademark for a period of 15-months   from

the  date  of termination. This 15-months period shall be referred to herein  as the "Termination Period". Nothing contained herein shall be deemed to permit the manufacture of any Goods for Licensee during the Termination Period, or the sale of any such improperly manufactured Goods during the Termination Period.

11.  DISTRIBUTION OF GOODS

      11.1  Licensee shall use its best efforts to achieve the total gross sales projections set forth on Exhibit H. Licensee shall, during the Term,  diligently and  continuously market, manufacture (or cause to be manufactured),  distribute and  sell the Goods and shall make and maintain adequate arrangements for  their distribution throughout the Territory.

      11.2   Licensee acknowledges that its failure to cease (or cause to cease)

the  marketing,  manufacture, assembly and packaging, sale  or  distribution  of

Goods  or  any class or category thereof using the Trademark at the  termination of  this  Agreement,  other than as set forth in Section 10.6,  will  result  in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee.  Licensee acknowledges and admits that there is no adequate remedy  at law  for such failure and that, in the event of such failure, Licensor shall  be entitled  to equitable relief by way of temporary and permanent injunctions  and such  other  further relief as any court with jurisdiction  may  deem  just  and proper and Licensee shall be responsible for all costs thereof.

12.  SUBCONTRACTORS

        The  Licensee  shall  obtain  satisfactory  written  evidence  from  any subcontractor that is retained by Licensee that such subcontractor will not  use the Trademarks in any manner not permitted under this Agreement, in the form set forth  on  Schedule 12.1,  in those instances where the subcontractor  furnishes

Goods or packaging for the Goods bearing the Trademarks.  Licensee shall use its best efforts to assist and cooperate with Licensor with respect to any action by

Licensor  to  enforce its rights to the Trademarks against any one  or  more  of

Licensee's subcontractors.

13.  SERVICE AND SPARE PARTS

      Licensee  shall establish and monitor such independent service agents  and centers  in the Territory as may be necessary to the service of Goods.  Licensee shall  maintain a sufficient inventory of spare parts for the Goods taking  into account  any  order  lead, requiring same, during the Term and  the  Termination

Period. During the Term and subsequent to the expiration or termination of  this

Agreement, Licensee shall provide for after sales warranty service, if required,

and  maintain  a  sufficient inventory of spare parts  for  the  Goods  for  the respective  periods required by applicable federal or local  law  or  Licensee's warranty in the particular countries or regions throughout the Territory.

14.  REPRESENTATIONS AND WARRANTIES OF LICENSOR

     Licensor hereby represents and warrants to Licensee that:

          (a)  Licensor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

           (b)  Licensor has the full power and authority to execute and deliver this  Agreement  and to perform all of its obligations hereunder.  Licensor has  good right, title and interest in and to the Trademarks, and  has  not entered  into any agreements or commitments which are inconsistent with  or conflict  with  the  rights granted to Licensee  herein.  To  the  best  of

     Licensor's  knowledge, Licensee shall be entitled to use the Trademarks  in accordance  with the terms of this Agreement without disturbance  from  the material claims of third persons.

           (c)   The  execution  and delivery of this Agreement  has  been  duly authorized  by  all necessary corporate action of Licensor and  constitutes the  valid  and legally binding obligation of Licensor enforceable  against

     Licensor in accordance with it terms.

           (d)   This Agreement shall be binding on the successors, assigns  and legal representatives of Licensor.

15.  REPRESENTATIONS AND WARRANTIES OF LICENSEE

     15.1  Licensee hereby represents and warrants to Licensor that:

          (a)  Licensee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

           (b)  Licensee has the full power and authority to execute and deliver this  Agreement and to perform all of its obligations hereunder  and  entry into this Agreement and the performance of its obligations hereunder do not and  shall  not  contravene, conflict with or result in  a  breach  of  its certificate  of  incorporation, by-laws, or any other  agreement  to  which

     Licensee is a party.

           (c)   The  execution  and delivery of this Agreement  has  been  duly authorized  by all necessary action of Licensee and constitutes  the  valid and legally binding obligation of Licensee enforceable against Licensee  in accordance with its terms.

           (d)   This Agreement shall be binding on the successors, assigns  and legal representatives of Licensee, if any.

16.  DISCLAIMER AND INDEMNIFICATION

     16.1 Licensee shall not and does not grant any warranty or guaranty binding

Licensor  or  creating  any  liability  for  Licensor.  Licensee  will  make  no statements  or representations whatsoever to any third parties which,  expressly or  impliedly,  states or suggests that Licensor is making any  warranties  with respect  to  the  Goods.  Licensor expressly disclaims any  implied  warranties,

including the implied warranties of merchantability and fitness for a particular purpose.

      16.2   Except  as  set  forth  herein and in  the  Supply  and  Inspection

Agreement, Licensor shall have no liability or responsibility to Licensee or any other  person and/or entity arising out of or relating to the rights granted  to

Licensee  pursuant  to this Agreement.  Each party shall defend,  indemnify  and hold harmless the other party, its employees, officers, directors, stockholders,

licensees, representatives, successors and assigns from and against any and  all claims, demands, judgments, liabilities, damages, losses, costs and expenses  of

any   nature  (including  attorneys'  fees  and  expenses),  including   without

limitation,  death, personal injury, bodily injury, sickness, disease,  property damage, loss of use of property or product liability arising from or related  to any  (i) claim, action or omission of such party, its agents, employees or their

families,   affiliates,  distributors  or  subcontractors  arising  under   this

Agreement  and/or  the  Supply & Inspection Agreement executed  by  the  parties

simultaneously  herewith,  (ii)  such  party's  failure  to  comply   with   its

obligations  set  forth  herein,  (iii) such party's  misrepresentation  of  any warranties or representations, or (iv) any action or omission arising out of the operation of the such party's business.

17.  INSURANCE

     Prior to the distribution or sale of any Goods, Licensee shall purchase and maintain  or  cause  to  be  maintained, at its own cost,  insurance  reasonably satisfactory to Licensor of the kinds and in the amounts specified  in  Schedule

17  or  in  amounts required by law, whichever is greater, and furnish  Licensor with certificates of insurance as evidence thereof, in the prescribed form prior to  the  commencement of distribution of the Goods and annually  thereafter  not

less  than thirty (30) days prior to the expiration dates of said policies.   No

change  shall  be made in the certificate of insurance without Licensor's  prior written approval. Licensor shall receive copies of all insurance policies.

18.  CONFIDENTIALITY

      18.1   Each  party will use the Confidential Information received  by  the other  party  solely  for the purpose of carrying out this  Agreement.  Further,

neither  party  will  disclose  the Confidential Information  to  third  parties without  the  express written consent of an officer of the other  party,  unless compelled by law, required by applicable securities rules or regulations or,  in the  written  opinion of counsel such disclosure is required  by  law.  In  such event,  each  party shall inform the other party as far in advance  as  possible prior  to  making  any such disclosure. Notwithstanding the foregoing,  Licensor shall  not  be  required to inform or obtain the consent  of  Licensee  for  the issuance  of any press release which utilizes, refers to or discloses  sales  or royalty information relating to this Agreement.

      18.2  Each party shall cause each of their respective officers, directors,

agents or employees to whom a disclosure of Confidential Information is made  or any  subcontractor, including the manufacturer(s) of the Goods, to adhere to the terms and conditions of this Section 18 as if, and to the same extent as if,  he or she were a party to this Agreement.

      18.3  Upon  expiration or termination of this Agreement, each party  shall return  to  the  other party all copies of the Confidential Information  of  the other  party  in its possession or control, except that Licensor  shall  not  be required  to  return  Confidential Information provided by  Licensee  which  has become  a  part of Licensor's books and records and which pertains to historical sales and royalty information.

19.  FORCE MAJEURE

      19.1  Neither party will have any liability to the other by reason of  any failure  or delay in performance of any provision of this Agreement, if  and  to the  extent  that  such  failure or delay is due to any occurrence  (other  than financial)  beyond the reasonable control of the party failing  or  delaying  to

perform.    "Beyond  reasonable  control"  shall  mean  acts   of   God,   civil

disturbances, fires, floods, explosions, or riots, war, rebellion  or  sabotage.

The  provisions  of this paragraph shall not apply to payment obligations  under this Agreement.

      19.2  A party seeking relief pursuant to this Section 19 shall, as soon as practicable  after  the  impediment and its effect on such  party's  ability  to perform  become  known, give written notice to the other party.  Written  notice shall  also be given when the impediment ceases. In any event, either party  may cancel  this  Agreement  if  the  impediment  continues  for  a  period  of  120 consecutive days.

20.  LICENSOR'S LINE OF BUSINESS

     Licensee acknowledges that Licensor is presently in the business of selling consumer electronic products, microwave ovens and other consumer products and is seeking  alliances, joint venture partners and/or licensees  with  the  goal  of distributing other consumer products throughout the world. Licensee acknowledges that  marketing and distribution of the foregoing (as well as any other products which  Licensor may distribute) with the Trademarks, excluding the sale of Goods in the Territory covered by this Agreement and subject to the provisions of this

Agreement, shall not constitute a breach of this Agreement.

21.  ASSIGNMENT AND SUBLICENSING

      21.1   The license herein granted is personal to  Licensee and may not  be assigned,  transferred, sub-licensed, pledged, mortgaged or otherwise encumbered

by  Licensee in whole or in part without Licensor's prior written consent.   For

the  purposes  of  this Section 21.1, the term "assigned" shall include  without

limitation,   transfers  of  (i)  control,  whether  by  merger,  consolidation,

reorganization or change of management and (ii) ownership of fifty percent (50%)

or  more of the outstanding securities of Licensee. It is understood by Licensor that,  in  the  event Licensee goes public with an offering of securities  on  a

Nationally recognized securities exchange, such offering shall not constitute  a prohibited  assignment, solely on the condition that 1) the present shareholders of Licensee shall retain at least twenty-five per cent (25%) of the ownership of securities  of  Licensee for which they shall have sole voting  power  for  such shares  and for which there shall be no voting agreement in effect; and  2)  the present shareholders of Licensee shall retain a majority of the seats on or  the power  to appoint a majority of the seats of the Board of Directors of Licensee.

Notwithstanding  the  foregoing,  the  sale  of  Products  by  the  Licensee  to unaffiliated  third  parties,  or  unaffiliated third  party  distributors,  for resale  in the Territory (either at wholesale or retail) shall not be considered such assignment, transfer, or sublicense in violation of this Agreement.  In the event  of  appointment  of such unaffiliated third party distributors,  Licensee shall obtain from each such distributor satisfactory written evidence that  such party  shall  not  use  the Trademarks in any manner not  permitted  under  this

Agreement,  in  the  form  set  forth  in Schedule  12.1.   Appointment  of  any

unaffiliated  third  party  distributors shall  not  affect  any  of  Licensee's obligations  to  Licensor under this Agreement, including  the  payment  of  any

Royalties hereunder.

      21.2    Notwithstanding the restriction set forth in Section  21.1  above,

Licensee  shall  notify  Licensor in writing prior to  any  proposed  change  in control  or  transfer  of  ownership of fifty  percent  (50%)  or  more  of  the outstanding securities of Licensee.  If Licensee is interested in continuing the terms of this Agreement, Licensor shall have fifteen (15) business days from the date  of  receipt of all due diligence materials required by Licensor concerning the proposed transfer of control or ownership to determine whether Licensor will

approve,  in  its  sole discretion, such change of ownership or  control.   Such

materials  shall  be  provided by Licensee and include  without  limitation  (i)

organizational documents of the transferee, (ii) audited financial statements of the  transferee  for the preceding three fiscal years, (iii)  interim  financial statements for the period subsequent to the date of the latest annual  financial statement,  (iv)  recent public filings, if applicable, for the preceding  three years, (v) tax returns of the transferee for the preceding three years, and (vi)

such   other  materials  as  Licensor  may  reasonably  request.   Any  proposed

transferee  must be financially sound, knowledgeable of the type of business  of

Licensee,  not a competitor of Licensor, committed to quality and positioned  to grow the business.  Upon Licensor's approval in its sole discretion, control may be transferred.  If Licensor does not approve such proposed change in control or transfer  of  ownership,  and the proposed change  in  control  or  transfer  of ownership  occurs,  this  Agreement may terminate upon  a  date  established  at

Licensor's sole discretion.

22.  MISCELLANEOUS

      22.1   No  provision of this Agreement may be changed, amended or  waived,

except in a writing signed by both parties.

      22.2   Any  waiver  on  the part of any party of  any  right  or  interest hereunder  shall not imply the waiver of any subsequent breach or the waiver  of any  other  rights.  No waiver by either party of a breach hereof or  a  default hereunder  shall  be  deemed a waiver by such party of a  subsequent  breach  or default of like or similar nature.

      22.3   Should  any  provision of this Agreement prove  to  be  invalid  or unenforceable  under  existing or future law, the remaining  provisions  of  the

Agreement will remain in force in all other respects.

      22.4   All  notices will be in writing and in English and will  be  served personally or by registered or certified mail, return receipt requested,  or  by overnight  courier  or  by facsimile transmission to each  other  party  at  its address herein set forth, or at such other address as each party may provide  to the  other in writing from time to time:

     (a)  If to Licensor:

               Emerson Radio Corp.
               Nine Entin Road
               Parsippany, NJ  07054
               Attention:  Eugene I. Davis
               President
               [Facsimile No. (201) 428-2019]

           With a copy to:

               Wolff & Samson, P.A.
               5 Becker Farm Road
               Roseland New Jersey 07068
               Attention:   Jeffrey Davis, Esq.
               [Facsimile No. (201) 740-1407]

     (b)  If to Licensee:

               Cargil International Corp.
               6812 N.W. 77th Court
               Miami, Florida 33166
               Attention:  Giraldo Leyva
               President
               [Facsimile No. (305) 718-0707]

            With a copy to:

               Baker & McKenzie
               701 Brickell Avenue
               Suite 16
               Miami, Florida 33131
               Attention:   Charles Lea Hume, Esq.
               [Facsimile No. (305) 789-8953]


Any such notice will be effective upon actual receipt or three (3) days after it is  deposited  in the mail, postage prepaid, properly addressed  and  certified,

whichever occurs first.

      22.5   Together with the Supply and Inspection Agreement executed  by  the parties simultaneously herewith, this Agreement is the entire and sole agreement

and   understanding  of  both  parties  and  supersedes  all  other  agreements,

understandings  and  communications, whether  oral  or  written,  regarding  the subject matter hereof.

      22.6   This Agreement may be executed in any number of counterparts or  by facsimile,  but all counterparts and facsimiles hereof will together  constitute

but  one  agreement.   In proving this Agreement, it will not  be  necessary  to

produce or account for more than one counterpart executed by both parties.

      22.7   All disputes between the parties concerning this Agreement will  be resolved  under  the  laws  of the State of New Jersey,  U.S.A.,  excluding  the conflicts  of  laws provisions thereof, and, except as otherwise  set  forth  in

Section 10.2, the courts of New Jersey will have sole and exclusive jurisdiction over  the parties in any such dispute and venue shall lie exclusively in  Morris

County,  New  Jersey. However, it is expressly understood that this Section  and

Section  10.2 shall not preclude Licensor's right to make application  for,  and seek enforcement of, injunctive relief in any court having jurisdiction.

      22.8   Licensee  shall strictly and fully comply with all export  controls imposed  by  the United States or any country or organization of nations  within whose jurisdiction Licensee operates or does business.

      22.9   The respective indemnities, agreements, representations, warranties and  other  statements  of each of the parties hereto and the  undertakings  set forth  in  or  made  pursuant to this Agreement will remain in  full  force  and effect, and will survive the termination of this Agreement.

       22.10   Licensee  shall  not  disseminate  any  press  release  or  other announcement relating to the transaction contemplated by this Agreement  without

Licensor's prior written consent as to the contents thereof.

      22.11   All  payments shall be made directly by Licensee to  Licensor  and shall be in U.S. Dollars.

      22.12      The parties have requested that this Agreement be drawn up  and interpreted in the English language.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.


                         EMERSON RADIO CORP.
                         A Delaware Corporation



                    By:  /s/ Eugene I. Davis
                         Eugene I. Davis
                         President


                         CARGIL INTERNATIONAL CORP.
                         A Florida Corporation



                    By:  /s/ Giraldo Leyva
                         Giraldo Leyva
                         President